Exhibit 1 Fourth Quarter and Full Year 2023 Earnings Webcast February 21, 2024

02 About projections and forward-looking statements Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the“Company” or“Vista”) can be found in the“Investors” section on the website at www.vistaenergy.com. This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission(“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission(“CNBV”) or an exemption from such registrations. This presentation does not contain all theCompany’s financial information. As a result, investors should read this presentation in conjunction with theCompany’s consolidated financial statements and other financial information available on theCompany’s website. All the amounts contained herein are unaudited. Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding. This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate theCompany’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods. No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this presentation has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act,“Affiliates”), members, directors, officers or employees or any other person (the“RelatedParties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith. This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice. This presentation includes“forward-lookingstatements” concerning the future. The words such as“believes,”“thinks,”“forecasts,”“expects,”“anticipates,”“intends,”“should,”“seeks,”“estimates,”“future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations– includingVista’s anticipated performance and guidance for 2024 included in this presentation– are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward looking statements, including, among other things uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the newly elected government in Argentina; significant economic or political developments in Mexico and the United States; uncertainties relating to the upcoming Mexican presidential and congressional elections in June 2024; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors and throughout Latin America, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; the effects of a pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves; increased market competition in the energy sectors in Argentina and Mexico; potential changes in regulation and free trade agreements as a result of U S Mexican or other Latin American political conditions; environmental regulations and internal policies to achieve global climate targets; and the ongoing conflict involving Russia and Ukraine; and more recently, the Israel-Hamas conflict. Forward looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward looking statements andVista’s business can be found inVista’s public disclosures filed on EDGAR(www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx). You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice. Other Information. Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information. Accordingly, investors should monitorVista’s Investor Relations website, in addition to followingVista’s press releases, SEC filings, public conference calls and webcasts.

03 Consistently delivering strong operational and financial performance Q4 2023 HIGHLIGHTS (1) (3) (4) Production Oil Production Revenues Lifting Cost Free Cash Flow 107 $MM 56.4 Mboe/d 48.5 Mbbl/d 309 $MM 4.3 $/boe (2) (2) 86% y-o-y 16% y-o-y pro forma 18% y-o-y pro forma (3)% y-o-y (40)% y-o-y 14% q-o-q 17% q-o-q 2% q-o-q (11)% q-o-q (5) (6) (7) (8) (9) Adj. EBITDA Adj. Net Income Adj. EPS CAPEX Net Leverage Ratio 288 $MM 240 $MM 2.5 $/sh 212 $MM 0.46 x 43% y-o-y 40% y-o-y 29% y-o-y 46% y-o-y 16% y-o-y 27% q-o-q 96% q-o-q 95% q-o-q 17% q-o-q (30)% q-o-q (1) Includes natural gas liquids (NGL) and excludes flared gas, injected gas and gas consumed in operations expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of (2) Pro forma production reflects production net of assets transferred to Aconcagua on March 1, 2023 (shows production as conventional assets + Impairment (recovery) of long-lived assets + other adj. if the transaction had occurred on March 1, 2022) (6) Adjusted net income/loss = Net (loss)/profit + Deferred income tax + Changes in fair value of warrants + Gain related to (3) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + impairment depreciation, royalties, direct taxes, commercial, exploration, G&A costs and Other non-cash costs related to the transfer (recovery) of long-lived assets of conventional assets (7) Adj. EPS = Adj. Net Income divided by weighted average number of ordinary shares (4) Free cash flow = Operating activities cash flow + Investing activities cash flow (8) Property, plant and equipment additions (5) Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, (9) Net leverage ratio = LTM Adj. EBITDA / Net debt depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization

04

Activity ramp-up drove double-digit sequential production growth


TOTAL PRODUCTION (1) (2)
Mboe/d
+16%
+14%
54.7
48.7
49.5
56.4
Q4-22
Q3-23
Q4-23
OIL PRODUCTION (2)
Mbbl/d
+18%
+17%
45.7
41.0
41.5
48.5
Q4-22
Q3-23
Q4-23
NATURAL GAS PRODUCTION (2)
MMm3/d
+3%
(2)%
1.35
1.15
1.22
1.19
Q4-22
Q3-23
Q4-23
Production from transferred assets (3)
Pro forma (4)
Actuals

- Interannual production growth reflects strong performance of shale oil wells, more than offsetting impact of transaction to fully focus on shale operations as of March 1, 2023
- Sequential production increase driven by tie-in of 11 new wells in Bajada del Palo Oeste during the quarter
- Sequential decrease in gas production driven by the tie-in of two pads in the Northeast of BPO, which has lower gas-to-oil ratio than other parts of our acreage

(1) Includes oil, gas and LPG production. LPG production in Q4 2023 totaled 409 boe/d, compared to 304 boe/d in Q3 2023 and 460 boe/d in Q4 2022
(2) Excluding the pro froma adjustment, total production increased 3%, oil production increased 6% and gas production decreased 12%, in all cases comparing Q4-23 to Q4-22
(3) Includes Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito SE concessions transferred to Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production, and 100% of LPG and condensates production, of such concessions
(4) Pro forma production reflects production net of assets transferred to Aconcagua on March 1, 2023 (shows production as if the transaction had occurred on March 1, 2022)

VISTA
ENERGY FOR TOMORROW

05 Solid execution of BPO drilling program DEVELOPMENT HUB UPDATE 2H-23 PRODUCTION Mboe/d 25 20 30 Aguada 35 Federal 60 (AF) 58 40 56 Bajada del 54 Palo Este 19 52 (BPE) 50 20 48 46 Bajada del 44 Palo Oeste (BPO) 42 21 40 Coirón Amargo Norte (CAN) Jul-23 Aug-23 Sep-23 Oct-23 Nov-23 Dec-23 Pads tied-in to date NUMBER • Successfully drilled, completed and tied-in 23 PAD NAME UPDATE OF WELLS new wells in 2H-2023, delivering 46 new tie-ins BPO-19 4 Completed in September and tied-in early Oct-23 on an annualized basis, in line with our plan for 2024-26, as shown in our last Investor Day BPO-20 3 Completed in October and tied-in in Nov-23 BPO-21 4 Completed and tied-in during Dec-23

06 Stable revenues, as oil production growth offsets lower prices (1) REVENUES AVERAGE CRUDE OIL PRICE AVERAGE NATURAL GAS PRICE $MM $/bbl $/MMBtu 2.2 2.2 2.0 (2)% (50)% (3)% 320.3 4.5 68.9 309.2 67.6 67.8 302.8 3.3 2.2 57% 55% 52% Q4-22 Q3-23 Q4-23 Q4-22 Q3-23 Q4-23 Q4-22 Q3-23 Q4-23 Total revenues % of export in total revenues Oil exports (MMbbl) (2) ▪ Exported 2.0 MMbbl of crude oil, ▪ Realized oil prices of 63.7$/bbl▪ Decrease in industrial gas representing 49% of total oil sales in the domestic market and prices from 3.0 $/MMBtu in Q4 (3) volumes and 53% of total oil 74.2$/bbl in the export market 2022 to 1.3 $/MMBtu in Q4 revenues 2023 ▪ Gas revenues decreased by 9.2 $MM ▪ Decrease in export gas prices y-o-y from 8.8 $/MMBtu in Q4 2022 to 7.6 $/MMBtu in Q4 2023 (1) Revenues include export duties: 12.2 $MM in Q4-22, 13.1 $MM in Q3-23 and 12.4 $MM Q4-23 (2) Does not include trucking transportation cost from sales point to refinery. Total realized oil price net of this cost is 61.8 $/bbl in Q4-23 (3) Net of export tax. Export price before export tax was 80.1 $/bbl in Q4-23

07

Strong cost reduction driven by economies of scale


LIFTING COST (1)
$MM
(38)%
36.1
21.9
22.3
Q4-22
Q3-23
Q4-23


LIFTING COST PER BOE (1)(2)
$/boe
(40)%
(11)%
7.2
4.8
4.3
54.7
49.5
56.4
Q4-22
Q3-23
Q4-23
Lifting cost per boe
Total production (Mboe/d)

- Sequential improvement in cost per boe as we continue to dilute fixed costs through additional production volumes
- Peso devaluation had a positive impact on lifting cost only during the second half of December

(1) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, royalties, direct taxes, commercial, exploration, G&A costs and Other non-cash costs related to the transfer of conventional assets

(2) Lifting cost is shown as Operating costs in our Income Statement. Lifting cost per boe = Operating costs / Total production. Lifting cost for Q4-23 (4.3 $/boe) = Operating costs (22.3 $MM) / Total production (5.2 MMboe)

08

Strong increase in Adj. EBITDA


ADJ. EBITDA (1)
$MM
+43%
+27%
201.7
226.4
288.1
Q4-22
Q3-23
Q4-23
ADJ. EBITDA MARGIN (2)
%
+7pp
65%
78%
73%
68.9
67.6
67.8
Q4-22
Q3-23
Q4-23
Adj. EBITDA margin
Realized crude oil price ($/bbl)
NETBACK (3)
$/boe
+39%
40.1
49.8
55.6
Q4-22
Q3-23
Q4-23

- Improvement in Adj. EBITDA driven by increase in production amid lower lifting costs
- Q4-23 Adj. EBITDA includes 81 $MM, accounted for as Other operating income, corresponding to the repatriation of 27% of export proceeds at the blue-chip swap FX

(1) Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.
(2) Adj. EBITDA Margin = Adj. EBITDA / (Total Revenues + Gain from exports increase program)
(3) Netback = Adj. EBITDA / Total production volumes

VISTA
ENERGY FOR TOMORROW

09 9 Positive free cash flow quarter (1) (3) Q4 2023 CASH FLOW EVOLUTION FREE CASH FLOW $MM $MM 107 57 (43) Beginning of period Operating activities Investing activities Financing activities End of period (2) cash position cash flow cash flow cash flow cash position Q4-22 Q3-23 Q4-23 ▪ Operating activities cash flow positively impacted by normalization of working capital from revenue collections (49.2 $MM decrease) ▪ Cash flow used in investing activities reflects capex of 212.1 $MM for the quarter and 16.8 $MM increase in capex-related working capital ▪ Cash flow used in financing activities reflects the prepayments of Peso-inflation-adjusted bond series VIII and X for an equivalent of 46.7 $MM and the prepayment of bond series III for 9.5 $MM ▪ Maintained low leverage ratios with NLR at 0.46x Adj. EBITDA (1) Cash is defined as Cash, bank balances and other short-term investments (2) For the purpose of this graph, cash flow used in financing activities is the sum of: (i) cash flow used in financing activities for (69.9) $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for 2.0 $MM; and (iii) the variation in Government bonds for 0.8 $MM (3) Free cash flow = Operating activities cash flow + Investing activities cash flow

10

Full year 2023 highlights

Increased P1 reserves and well inventory

P1 Reserves
319 MMboe
27% y-o-y

Inventory [4]
1,150 wells
28% y-o-y

Delivered solid operating performance

Production
51.1 Mboe/d
18% y-o-y pro forma [1]
5% y-o-y

Lifting cost [5]
5.1 $/boe
(33)% y-o-y

Progressed in sustainability metrics

GHGE intensity [2]
15.6 kgCO_2e/boe
(13)% y-o-y

TRIR [6]
0.2
Below 1.0 for the fourth consecutive year

Delivered robust total shareholder returns

Adj. EBITDA [3]
871 $MM
14% y-o-y

Stock price performance
+115%
From December 31, 2022, to February 16, 2024

Transfer of conventional assets transformed Vista into a fully-focused Vaca Muerta company with stronger financial and operational metrics

(1) Pro forma production reflects production net of assets transferred to Aconcagua on March 1, 2023 (shows production as if the transaction had occurred on March 1, 2022)
(2) Scope 1 & 2 GHG emissions
(3) Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.
(4) Includes 99 wells tied-in at YE 2023
(5) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, royalties, direct taxes, commercial, exploration and G&A costs
(6) TRIR (Total recordable injury rate): Number of recordable incidents x 1,000,000 / total number of hs worked

VISTA
ENERGY FOR TOMORROW

11

Increased proved reserves by 27%

Proved reserves as of December 31, 2023 [1]


MMboe
251.6
(18.7)
85.5
318.5
YE 2022
Production
Net Additions [2]
YE 2023

Key drivers

- Added 40 new well locations in Bajada del Palo Oeste, 26 in Bajada del Palo Este, 19 in Aguada Federal and 2 in Águila Mora, resulting in a total of 297 booked P1 well locations

Proved reserves breakdown

In MMboe	Oil [3]	Gas	**Total**
Bajada del Palo Oeste	188.0	33.9	221.8
Bajada del Palo Este	36.7	3.5	40.1
Aguada Federal	33.7	5.6	39.3
Aguila Mora	1.1	0.2	1.3
Coirón Amargo Norte	0.2	0.0	0.3
Acambuco	0.1	0.5	0.6
CS-01	7.3	2.8	10.1
Conv. Transferred assets [5]	2.5	2.5	5.0
Total	269.6	48.9	**318.5**

458% Total RRR

485% Oil RRR [3]

17.1 years Reserves life

Certified present value at 10% attributable to Vista's interest in P1 reserves of 3.3 $Bn [4]

(1) Proved reserves were certified by DeGolyer & MacNaughton, under SEC methodology. 1 cubic meter of oil = 6.2898 barrels of oil; 1,000 cubic meters of gas = 6.2898 barrels of oil equivalent
(2) Net additions are calculated as the difference between: (i) YE 2023 proved reserves and (ii) YE 2022 proved reserves minus 2023 total production
(3) Includes crude oil and condensate, and NGL; NGLs represent less than 1% of total reserves
(4) Based on reserves certification reports performed by DeGolyer & McNaughton for Argentina and Mexico, under SEC guidelines. Realized oil price assumption of 66.5 $/bbl for Argentina
(5) Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023

VISTA ENERGY FOR TOMORROW

12 Achieved significant operating milestones during 2023 Activity Tied-in 31 new wells Total production was Added 250 new well locations to our PPP during the year, of 51.1 Mboe/d, an 18% drilling inventory which 23 were tied-in y-o-y increase on a o Added 100 new wells in Aguila Mora (1) during 2H-23 pro forma basis o De-risked eastern section of Bajada del Palo Este, adding 100 new wells and 50 wells in Coirón Amargo Norte Treatment and take-away capacity Secured enough midstream capacity to deliver Oil exports increased Initiated exports to PPP Chile with 4.7 Mbbl/d on our updated 2026 production target to 52% of total exported during Q4- volumes in 2023, o Obtained 31.5 Mbbl/d of oil pipeline from 44% in 2022 23 capacity in Oldelval expansion, and 12.5 Mbbl/d in VM Norte pipeline o Upgraded treatment plant in our development hub to process up to 70 Mbbl/d of crude oil (1) Pro forma production reflects production net of assets transferred to Aconcagua on March 1, 2023 (shows production as if the transaction had occurred on March 1, 2022)

13

Solid progress in our emissions reduction and NBS projects

Decarbonizing our operations

GHG EMISSIONS [1]


MtCO2e
(13)%
355
308
2022
2023

GHG EMISSIONS INTENSITY [1]


kg CO2e/boe
(13)%
18.1
15.6
2022
2023

Key decarbonization projects:

- Installation of new vapor recovery units
- Optimization of glycol dehydration process
- Electrification of Coirón Amargo Norte block
- Addition of renewables to our energy matrix
- Construction of electric line to feed electric gas compressors and drilling rigs

NBS projects progress

aike

Aike has made solid progress in the development of nature-based solutions projects for Vista in Argentina

- **Mixed Forestry**: Completed planting in Rolón Cue (2,300 ha, 2.5 million trees). Initiated soil preparation activities in Villa Zenaida (1,400 ha). Completed social baseline and definition of socio-environmental impact plan
- **Forest Conservation**: Requested permits for firebreaks, initiated construction of fences, water wells and housing in Q1-24. Initiated social and biodiversity baseline studies
- **Regenerative Livestock**: 5,740 ha added in 2023, reaching a total of 7,640 ha
- **Regenerative Agriculture**: 4,300 ha added in 2023, reaching a total of 6,950 ha
- **Filed Afforestation, Conservation, and Regenerative Livestock projects with Verra**


Rolón Cue project
Province of Corrientes, Argentina

(1) Scope 1 and Scope 2 GHG emissions

VISTA
ENERGY FOR TOMORROW

14

Delivered superior total shareholder returns

ADJ. EBITDA [1]


$MM
In line with 2023 guidance
380
765
871
2021
2022
2023

NET LEVERAGE RATIO


x Adj. EBITDA
0.78x
0.40x
0.46x
YE2021
YE2022
YE2023

SHARE PRICE PERFORMANCE [4]


Since Dec 31, 2022, to Feb 16, 2024
120%
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-120%
115%
83%
34%
33%
9%
(14)%
(20)%
(29)%
(44)%
(45)%
(47)%
VIST
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10

ROACE [2]


%
17%
40%
39%
2021
2022
2023

ADJ. EPS [3]


$/share
0.9
4.2
5.2
2021
2022
2023

(1) Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.

(2) ROACE = (Adj. EBITDA – Depreciation + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets) / (Average total debt + Average total shareholders' equity). Total Debt = Current Borrowings + Non-current Borrowings + Current Lease liabilities + Non-current Lease liabilities

(3) Adj. EPS = Adj. Net Income / weighted average number of ordinary shares

(4) Source: Bloomberg. Peers include: Canacol, Frontera, Geopark, Gran Tierra, Pampa, Parex, PetroReconcavo, PRIO, YPF and 3R

VISTA
ENERGY FOR TOMORROW

15

2024 Guidance [1]

ACTIVITY

of wells tied-in


+48%
31
46
2023A
2024F

- Activity focused in BPO, BPE, and Aguada Federa

CAPEX [2]

$MM


+23%
734
900
2023A
2024F

- Driven by higher D&C activity and upfront investments in facilities and midstream for future growth

PRODUCTION

Mboe/d


+35% (5)
51
68-70
2023A
2024F

- Forecasting solid y-o-y growth every quarter

LIFTING COST [3]

$/boe


(11)%
5.1
4.5
2023A
2024F

- Mainly driven by production growth

ADJ. EBITDA [4]

$MM


+23% (5)
871
1,000-1,150
2023A
2024F

- Based on 68-70 Mboe/d production and 65-70 $/bbl avg. realized oil price. On 2023 avg. realized oil price was 66.7 $/bbl

We plan to continue implementing projects to reduce our GHG emissions intensity during 2024 [6]

(1) See "About projections and forward-looking statements" on slide 2
(2) Does not include upfront capacity payments to Oldelval or OTE
(3) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, royalties, direct taxes, commercial, exploration and G&A costs
(4) Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation + Restructuring and Reorganization expenses + Impairment of long-lived assets + Other adj.
(5) Percentage increase calculated with the midpoint of the guidance range
(6) Scope 1 & 2 GHG emissions

VISTA
ENERGY FOR TOMORROW

16 Closing remarks Delivered on our superior Consolidated fully Completed a year of total shareholder returns focused Vaca Muerta robust operational and proposition, reflected in a company, with lower cost financial performance peer-leading stock and higher margins performance Issued 2024 guidance, Issued updated strategic targeting 35% growth in plan, targeting to double production and 23% increase in production by 2026 while Adj. EBITDA funded with own generating free cash flow cash flow generation Limay River Province of Neuquén, Argentina

THANKS! Q&A